CERTIFICATE OF MERGER
                                       OF
                          BLACK WARRIOR WIRELINE CORP.
                                       AND
                                  TELETEK, LTD.


     It is hereby certified that:

     1. The constituent business corporations participating in the merger herein certified are:

          (i) Black Warrior Wireline Corp., which is incorporated under the laws of the State of Alabama; and

          (ii) Teletek, Ltd., which is incorporated under the laws of the State of Delaware.

     2. An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by Black Warrior Wireline Corp. in accordance with the laws of the State of its incorporation and by Teletek, Ltd. in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

     3. The name of the surviving corporation in the merger herein certified is Teletek, Ltd., which will continue its existence as said surviving corporation under the name of Black Warrior Wireline Corp. upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

     4. The Restated Certificate of Incorporation of Teletek, Ltd. is to be amended and changed by reason of the merger herein certified by striking out Article One thereof, relating to the name of said surviving corporation, and by substituting in lieu thereof the following article:

          "The name of the corporation is Black Warrior Wireline Corp."

and said Certificate of Incorporation as so amended and changed shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

     5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

                  647 Church Avenue
                  Woodmere, New York  11598

     6. A copy of the  aforesaid  Agreement  of Merger will be  furnished by the
aforesaid  surviving   corporation,   on  request,  and  without  cost,  to  any
stockholder of each of the aforesaid constituent corporations.

     7. The authorized capital stock of Black Warrior Wireline Corp. consists of 1,000 shares of a par value of $1.00 each.


Dated:  June 20, 1989

Attest:                                       Black Warrior Wireline Corp.

  /s/ Arthur Kronenberg               By:  /s/ Fred J. Miller
----------------------------             ---------------------------------------
Arthur Kronenberg, Secretary             Fred J. Miller, Chief Executive Officer

Attest:                                               Teletek, Ltd.

  /s/ David Lynfield                  By:  /s/ Alan Berkun
----------------------------             ---------------------------------------
David Lynfield, Secretary                  Alan Berkun, President


                                       2